Exhibit 99.1

Merck and Alnylam Establish New Strategic Alliance to Co-Develop and
Co-Commercialize RNAi Therapeutics for Ocular Diseases

WHITEHOUSE STATION, N.J. and CAMBRIDGE, MASS., June 30, 2004 – Merck & Co., Inc. (NYSE: MRK) and Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) announced today that they have entered into a new, multi-year collaboration to develop and commercialize RNAi therapeutics for ocular diseases. This collaboration, the second strategic alliance between Merck and Alnylam, will focus on age-related macular degeneration (AMD) and other ocular diseases caused by abnormal growth or leakage of small blood vessels in the eye. Alnylam’s existing program to develop a Direct RNAi™ therapeutic for the treatment of AMD will be incorporated into the new collaboration.

Under the terms of the agreement, Alnylam will receive an initial cash payment from Merck and can receive additional cash payments upon the achievement of specified progress milestones. Cash payments to Alnylam could collectively total $19.5 million. In addition, Merck and Alnylam will jointly fund the development of, and share the profits from, any RNAi therapeutics for the United States market that result from the collaboration. Alnylam will also have the option to co-promote these RNAi therapeutics in the United States. Marketing and sales outside of the United States will be conducted by Merck, with Alnylam receiving royalties.

“This new alliance with Alnylam recognizes the potential of RNAi therapeutics for the treatment of AMD and other ocular diseases,” said Peter S. Kim, Ph.D., president, Merck Research Laboratories. “Millions of patients each year suffer from severe loss of vision from these diseases and we are pleased to be working on a promising new approach with a leading company in the field.”

In September 2003, Merck and Alnylam entered into the first major collaboration between a leading pharmaceutical company and an RNAi therapeutics company. In this ongoing alliance, Merck and Alnylam are collaborating to advance RNAi technology, which uses a natural biological mechanism to inhibit the expression of disease-causing genes, and to apply this technology to develop RNAi therapeutics that selectively target human diseases. The collaboration announced today is a new and additional alliance between the two companies.

“This new collaboration with Merck represents a major step forward in meeting our key objectives of developing important new drugs for patients and creating value for stockholders,” commented John Maraganore, Ph.D., president and chief executive officer of Alnylam. “In particular, this opportunity to co-develop, co-promote and share profits from new ophthalmic drugs with Merck, which has a strong presence in the ophthalmology market, will greatly enhance the further development of Alnylam as an emerging leader in biotechnology.”

About Age-related Macular Degeneration

The National Eye Institute estimates that more than 1.6 million adults over the age of 50 in the United States currently suffer from advanced age-related macular degeneration (AMD), a condition that causes severe deterioration of vision and may ultimately cause blindness. The macula is the central area of the retina that is responsible for sharpness of vision. Macular degeneration is a complex process involving the formation of fragile, newly-formed blood vessels behind the retina that tend to leak blood and fluid into the surrounding tissue. The presence of leaked fluids and new blood vessels behind the retina physically disrupts the integrity of the macula, resulting in blurring of central vision, and ultimately blindness.

Conference Call and Web Cast

Alnylam management will host a conference call and Web cast to discuss the collaboration at 8:30 a.m. ET on June 30. The conference call may be accessed by dialing (800) 299-9086 (domestic callers) and (617) 786-2903 (international). Please provide the passcode 23320527. A live Web cast will be available on the Alnylam website, www.alnylam.com, in the “Investors” section.

A replay of the conference call will be available beginning at 10:30 a.m. ET on June 30 through 10:30 a.m. ET on July 7 and may be accessed by dialing (888) 286-8010 or (617) 801-6888 and providing the passcode 17724186. An archived version of the Web cast will also be available on the Alnylam website for 30 days.

About Alnylam

Alnylam is a biopharmaceutical company seeking to develop and commercialize novel therapeutics based on RNA interference, or RNAi. Growing from its foundation as the world’s first company focused on RNAi therapeutics, the company’s leadership in the field of RNAi is supported by its preeminent founders and advisors and its strengths in fundamental patents, technology, and know-how that underlie the commercialization of RNAi therapeutics. Alnylam is developing a pipeline of RNAi products using Direct RNAi™ to treat ocular, central nervous system, and respiratory diseases and Systemic RNAi™ to treat a broad range of diseases, including oncologic, metabolic, and autoimmune diseases. The company’s global headquarters are in Cambridge, Mass. For additional information, please visit http://www.alnylam.com.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

Alnylam Forward-Looking Statement

Various statements in this release concerning our future expectations, plans, and prospects constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs is unproven and may never lead to marketable products, our ability to obtain additional funding to support our business activities, our dependence on third parties for development, manufacture, marketing, sales and distribution of our products, successfully developing any products, all of which are in early stages of development, obtaining regulatory approval for products, competition from using technology similar to ours and others developing products for similar uses, obtaining, maintaining and protecting intellectual property utilized by our products, our dependence on collaborators and our short operating history, as well as those risks more fully discussed in the “Risk Factors” section of the final prospectus relating to our initial public offering on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Merck Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development and product potential. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2003, and in our periodic reports on Form 10-Q and Form 8-K (if any), which Merck incorporates by reference.

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